KMA PRESS RELEASE

January 10, 2006

KMG America Corporation (KMA) is announcing its preliminary 2005 and January 2006 sales results for its new large case business. As of today, KMA estimates that combined 2005 and January 2006 sales will be slightly under $30 million, which is below the recent target of $35 million. Final sales results along with a margin analysis will be included in KMA’s fourth quarter 2005 conference call.

Kenneth Kuk, KMA’s Chief Executive Officer, commenting on the estimated results, said, “Missing any objective cannot be viewed positively. However, KMA’s sales objectives were highly subjective with no year over year comparisons. Additionally, our product menu was very limited during the prime fourth quarter selling season. This is a problem that is being resolved and we are now in a position to begin executing our multiple product strategy. I believe the level of new premium production we have generated confirms that KMA is recognized and accepted as a strong participant in the market place. It also demonstrates the strength of our sales organization.” Mr. Kuk added, “Of the 20 sales representatives hired by KMA in 2005, 15 were productive, which is impressive since 5 of the 20 were not hired until after September 1, 2005. Productivity per sales representatives results appear to be consistent with expectations.”

Addressing 2006, Mr. Kuk added that, “We plan to recruit in early 2006 to bring us to a total of 25 sales representatives. An additional two or three reps may be added later in the year. We believe we can achieve our sales objectives with this level of sales staffing.”

KMA does not give earnings guidance. However, it expects to include a discussion of certain key earnings drivers in its fourth quarter 2005 earnings release conference call in early March. A date for the release has not yet been set.